OTC Markets Group Welcomes Medinotec Inc. to OTCQX

Press Release | 03/31/2023

NEW YORK, March 31, 2023 (GLOBE NEWSWIRE) -- OTC Markets Group Inc. (OTCQX: OTCM), operator of regulated markets for 12,000 U.S. and international securities, today announced Medinotec Inc. (OTCQX: MDNC), a US-based company with a primary investment in DISA Medinotec, has qualified to trade on the OTCQX® Best Market.

Medinotec Inc. qualified for quotation on OTCQX under the symbol “MDNC.” U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for the company on www.otcmarkets.com.

The OTCQX Market provides investors with a premium U.S. public market to research and trade the shares of investor-focused companies. Graduating to the OTCQX Market marks an important milestone for companies, enabling them to demonstrate their qualifications and build visibility among U.S. investors. To qualify for OTCQX, companies must meet high financial standards, follow best practice corporate governance, and demonstrate compliance with applicable securities laws.

“We are both proud and excited to have achieved this corporate milestone of being traded on the OTCQX Market. This represents the culmination of hard work and dedication of our management team to increase our exposure to financial markets and creating shareholder value while demonstrating our commitment to the highest corporate governance and reporting standards. I believe this will further support our endeavors in being a proud innovator and manufacturer of novel and quality minimally invasive surgical devices,” said Gregory Vizirgianakis, Chief Executive Officer of Medinotec Inc.

“Trading on OTCQX is the culmination of years of hard work, dedication and preparation which will allow Medinotec to execute its business plan to its fullest potential. Today marks the starting point of our journey as a publicly traded company and I am privileged and proud to form part of the team that will continue to grow the company and create shareholder value on a globally recognized platform, which is renowned for its high financial standards and stakeholder transparency,” said Pieter van Niekerk, Chief Financial Officer of Medinotec Inc.

B. Riley Securities, Inc. acted as the company’s OTCQX sponsor.

About Medinotec Inc.

Medinotec Inc. is a US-based company with a primary investment in DISA Medinotec (“Medinotec”), a South African medical device manufacturing and distribution company, which in managements opinion is a global leader in tracheal non-occlusive airway dilation technology and medical device design. The Group has experience in establishing facilities for the manufacturing and design of niche medical devices and establishing international distribution networks to commercialize these devices. Medinotec Inc. is seeking to expand sales and distribution operations into the US market and plans to enter the market with various products but initially focus on its Trachealtor product which won gold in the Medical Design Excellence Awards in 2021.

About OTC Markets Group Inc.

OTC Markets Group Inc. (OTCQX: OTCM) operates regulated markets for trading 12,000 U.S. and international securities. Our data-driven disclosure standards form the foundation of our three public markets: OTCQX® Best Market, OTCQB® Venture Market and Pink® Open Market.

Our OTC Link® Alternative Trading Systems (ATSs) provide critical market infrastructure that broker-dealers rely on to facilitate trading. Our innovative model offers companies more efficient access to the U.S. financial markets.

OTC Link ATS, OTC Link ECN and OTC Link NQB are each an SEC regulated ATS, operated by OTC Link LLC, a FINRA and SEC registered broker-dealer, member SIPC.

To learn more about how we create better informed and more efficient markets, visit www.otcmarkets.com.

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Media Contact:

OTC Markets Group Inc., +1 (212) 896-4428, media@otcmarkets.com